Exhibit 10.3

KANDERS & COMPANY, INC.

One Landmark Square

Stamford, Connecticut 06901

November 12, 2004

Langer, Inc.

450 Commack Road

Deer Park, NY 11729

Dear Sirs:

We are pleased to set forth in this agreement (the “Agreement”) the terms of the retention of Kanders & Company, Inc. (the “Consultant”) by Langer, Inc. and its affiliates and subsidiaries (collectively, the “Company”).

1.             The Consultant will act as the non-exclusive consultant to the Company, and will, subject to the provisions hereinafter set forth:

(a)                                  Render strategic consulting and corporate development services to the Company, including, but not limited to, assisting in the development and structuring of business strategy, and acquisition strategy for the Company. The Company and the Consultant will execute engagement letters or letters of intent at the appropriate time in connection with specific transactions for which the Consultant will be entitled to receive compensation; and

(b)                                 Any other matter as may be mutually agreed upon by the Consultant and the Company.

In connection with the Consultant’s activities on the Company’s behalf, the Consultant will familiarize itself with the business, operations, properties and financial condition of the Company.  Nothing contained in this Agreement shall require the Consultant to render a fairness opinion to the Company.

2.             If the Company requests that the Consultant assist the Company in any business transaction for the Company, or in any acquisition by, or recapitalization of, the Company, in any form, including but not limited to any merger, consolidation, stock or asset acquisition or divestiture, any such further action by the Consultant will be subject to a separate agreement containing provisions and terms to be mutually agreed upon.  The Consultant’s compensation for any such services shall be separately identified in such other agreement, and shall be in addition to the compensation set forth in paragraph 4 below.

3.             In connection with the Consultant’s activities on the Company’s behalf, the Company will cooperate with the Consultant and will furnish the Consultant with all information and data concerning the Company which the Consultant reasonably believes appropriate to its assignment (all such information so furnished being the “Information”) and will provide the Consultant with access to the Company’s officers, directors, employees, independent accountants and legal counsel.  The Company recognizes and confirms that the Consultant (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement, without having independently verified same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make an independent appraisal of any of the Company’s assets.  The Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading.  The Company will promptly notify the Consultant if it learns of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to the Consultant.  The Consultant agrees to keep confidential and not disclose, without the Company’s prior written consent, any Information delivered to the Consultant by the Company that the Company has identified in writing as not publicly available and confidential for a period of six months after termination of this Agreement.

4.             As compensation for the services rendered by the Consultant hereunder, during the term of this Agreement the Company shall pay the Consultant an annual fee of $200,000 in installments of $16,666.67, payable in advance on the first day of each calendar month.  Under the terms of a consulting agreement between the Consultant and the Company dated February 13, 2001, which expired by its terms on February 13, 2004 (the “Prior Agreement”), the Company was obligated, in the event of non-renewal of the Prior Agreement, to pay an additional fee to the Consultant of $100,000.  Solely for purposes of such provision of the Prior Agreement, this Agreement shall be considered a renewal of the Prior Agreement.

5.             In addition to the fees described in paragraph 4 above, the Company agrees to reimburse the Consultant, upon request from time to time, for reasonable out-of-pocket expenses incurred (including, but not limited to, travel and other costs, reasonable fees and disbursements of counsel, and of other consultants retained by the Consultant).

6.             In connection with the execution and delivery of this Agreement, the Company shall grant to the Consultant an option (the “Option”) to purchase 240,000 shares of common stock, par value $0.02 per share, of the Company, vesting in three equal annual installments commencing on the one year anniversary of the date hereof,  at an exercise price equal to the average of the closing bid and ask prices of the Company’s common stock on the Nasdaq Small Cap Market on the date hereof.

7.             (a)           The Consultant and the Company have agreed to the indemnification and other agreements set forth in the Indemnification Agreement dated as of February 13, 2001, the provisions of which are incorporated herein by reference and, notwithstanding any contrary provision contained therein, shall remain in effect until the sixth anniversary of the termination of this Agreement.

(b)           The Company represents and warrants to the Consultant that (x) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action on the part of the Company, including authorization hereof by the Board of Directors of the Company, and (y) this Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)           The Consultant represents and warrants to the Company that (x) the execution, delivery and performance of this Agreement by the Consultant have been duly authorized by all requisite corporate action on the part of the Consultant, including authorization hereof by the Board of Directors of the Consultant, and (y) this Agreement has been duly executed and delivered by the Consultant, and constitutes the legal, valid and binding obligation of the Consultant, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

8.             This Agreement shall commence on the date hereof and continue for a period of three years.  Either party hereto may terminate this Agreement at any time after two years from the date hereof upon three months’ prior written notice, without liability or continuing obligation (except for the Consultant’s confidentiality obligations and for any compensation earned, or expenses incurred by the Consultant up to the date of termination) and except as set forth in paragraphs 4, 5,  6 and 7.  Upon termination of this Agreement, the Company shall pay to the Consultant in one lump sum, payable within five days of such termination, (i) all amounts due the Consultant for reimbursement of expenses pursuant to Section 5 through the date of termination, and (ii) the full amount of compensation due to Consultant pursuant to Section 4 from the date hereof through the end of the term hereof (i.e. the third anniversary of the date hereof), to the extent the same has not been paid to the Consultant as of such termination date.

9.             (a)           As an inducement to the Company to enter into and perform its obligations under this Agreement, the Consultant covenants and agrees that, during the term hereof and for a period of one (1) year after the termination of this Agreement for any reason, neither the Consultant nor its affiliates will, directly or indirectly, for their account or on behalf of any other Person (as defined in Section 9(b) below) or as an employer, employee, consultant, manager, agent broker, contractor, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venturer, licensor, licensee, sales representative, distributor, or otherwise:

(i)            Solicit or engage in any business that engages in the business of the Company (each, a “Competitive Business”).

(ii)           Molest or interfere with the goodwill and relationship with any of the customers or suppliers of the Company or its affiliates.

(iii)          Persuade, accept, induce or solicit any of the customers, suppliers or accounts of the Company or its affiliates, now existing or hereafter obtained, to engage anyone, other than the Company or its affiliates, to design, manufacture or market foot and gait-related biomechanical products for such customers, suppliers or accounts.

(iv)          Invest in, lend money or give financial support to any Competitive Business other than any investments or other interests that comprise less than a 5% ownership of a public company, or any investments or other interests which are passive investments, or in which the investment decision is made by a third party.

(b)           The provisions of Section 9(a) shall not be deemed to preclude the Consultant  from directly acquiring or holding, solely for investment, securities of any corporation or entity some of the activities of which constitute a Competitive Business so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation or entity.  For the purpose of this Agreement, “Person” shall mean any individual, entity or group within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

10.           This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein.  The Consultant and the Company agree to submit to the jurisdiction of the Federal and New York State courts located in the County of New York, State of New York, for the purpose of resolving any disputes between them relating to this Agreement.

11.           The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

12.           For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.  This Agreement may not be modified or amended except in writing signed by the parties hereto.

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

KANDERS & COMPANY, INC.

By:
Warren B. Kanders, President

AGREED TO AND ACCEPTED:

Langer, Inc. hereby accepts the terms and provisions of, and agrees to be bound by the terms and provisions of the foregoing letter, as of the date of the foregoing letter.

LANGER, INC.

By:
Andrew H. Meyers, Chief Executive Officer